UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 31, 2008

AMERIPRISE FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32525	13-3180631
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 Ameriprise Financial Center Minneapolis, Minnesota	55474
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (612) 671-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01       Regulation FD Disclosure.

In response to a question raised during the Ameriprise Financial, Inc. (the “Company”) third quarter earnings conference call on October 29, 2008, the Company estimated that the risk based capital (RBC) ratio of its life insurance subsidiary, RiverSource Life Insurance Company (“RiverSource Life”), was above 450% as of September 30, 2008, without adjusting for capital requirements for year-end C3 Phase II analysis and after year-to-date dividends of $775 million to the parent company.  In addition, the Company indicated during that conference call and in its third quarter earnings release that it expects to hold approximately $1 billion in excess capital at the end of 2008.

This Current Report on Form 8-K is intended to provide additional information concerning the Company’s response to the question asked on the conference call.

Based upon our preliminary assessment, if equity markets fall 30% during the fourth quarter of 2008, the Company expects that RiverSource Life will maintain a RBC ratio aligned with its targeted levels for AA ratings, inclusive of C3 Phase II capital requirements.  The Company will finalize the RiverSource Life RBC ratio as part of the statutory reporting process in early 2009.  In addition, the Company expects that it would continue to hold excess capital and liquidity at the holding company level.  Therefore, the Company has no plans to raise capital in response to current market conditions.

The numerator of RiverSource Life’s estimated RBC ratio was its actual statutory capital as of September 30, 2008, which was impacted by earnings, impairments and variable annuity reserve increases from year-to-date equity market declines of 21% as well as $775 million in dividends paid in 2008 to move excess capital from RiverSource Life to the Company.  The denominator was an estimate of RiverSource Life’s company action level risk-based capital based on September 30, 2008 statutory asset and liability balances.  Importantly, RiverSource Life had no incremental capital requirement from C3 Phase II at year end 2007, and did not include any such capital requirement in the estimate described above.

For RiverSource Life, the declining equity markets affect statutory capital primarily by increasing required reserves for variable annuities.  RiverSource Life has a sound living benefit hedging program, and increases in the value of those hedge instruments help mitigate this impact.

As mentioned above, RiverSource Life had no incremental capital requirement from C3 Phase II as of December 31, 2007.  While the significant year-to-date decline in equity levels makes it more likely there will be such a requirement at December 31, 2008, a substantial portion of that requirement will be eliminated due to the diversification benefit of RiverSource Life’s business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERIPRISE FINANCIAL, INC.
(Registrant)

Date: October 31, 2008	By	/s/ Walter S. Berman
Walter S. Berman
Executive Vice President and
Chief Financial Officer